Exhibit 99.1


                 Hometown Auto Retailers Announces Completion of
                      the Settlement of Litigation Matters

WATERTOWN, Conn. - March 8, 2005 - Hometown Auto Retailers, Inc. (OTC BB: HCAR) has announced that the settlement in principal of the litigation matters described in Footnote 9 in the Notes to Unaudited Consolidated Financial Statements, as contained in Hometown's most recent Form 10-Q as filed with the Securities and Exchange Commission on November 12, 2004, has now been formalized by the completion, execution and delivery of a settlement agreement and applicable releases of claims from all parties to the litigation. The settlement agreement settles all claims made by Salvatore Vergopia and Edward Vergopia, former directors and executive officers of the Corporation, and Janet Vergopia, the wife of Salvatore Vergopia (the "Vergopias"). The settlement also finally resolved the related insurance coverage litigation with Universal Underwriters Group and The Chubb Group of Insurance Companies. The gross payment to the Vergopias by all parties is $4 million of which $600,000 is payable by Hometown. The settlement will be completed when all the material terms have been satisfied including Hometown's payment of its share of the gross settlement proceeds. The settlement with the Vergopias and the insurers included an exchange of mutual releases of claims among the parties and a withdrawal of all claims with prejudice and without costs or attorneys fees to any party. The settlement also provides for the transfer to the Vergopias of certain Westwood Lincoln Mercury Sales, Inc. assets, including its Lincoln Mercury franchise, subject to manufacturer approval which is pending, the termination of Hometown's Westwood, New Jersey lease, and the receipt by Hometown of all of the 940,000 shares of Class B Common Stock owned by the Vergopias. The Settlement Agreement does not constitute an admission of liability or wrongdoing by any party.

                                 About Hometown

Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through nine franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company's dealerships offer nine American and Asian automotive brands, including Chevrolet, Chrysler, Dodge, Ford, Jeep, Lincoln, Mazda, Mercury, and Toyota. Hometown is also active in two "niche" segments of the automotive market: the sale of Lincoln Town Cars and limousines to livery car and livery fleet operators and the maintenance and repair of cars and trucks at a Ford and Lincoln Mercury factory authorized free-standing service center.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.